Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS

AUSTIN, Minn. (May 22, 2008) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2008 second quarter.

HIGHLIGHTS

•                  Diluted EPS of $.56, up 14 percent from $.49 per share in 2007

•                  Dollar sales of $1.59 billion increased 6 percent from 2007 (up 4 percent excluding acquisitions)

•                  Volume up 5 percent compared to last year (up 3 percent excluding acquisitions)

•                  Operating profit up 10 percent from 2007

•                  Grocery Products operating profit up 6 percent; volume flat; dollar sales up 4 percent

•                  Refrigerated Foods operating profit up 26 percent; volume up 4 percent (up 1 percent excluding acquisitions); dollar sales up 4 percent (up 1 percent excluding acquisitions)

•                  Jennie-O Turkey Store operating profit down 16 percent; volume up 9 percent; dollar sales up 8 percent

•                  Specialty Foods operating profit down 5 percent; volume up 5 percent; dollar sales up 8 percent

•                  All Other operating profit up 20 percent; volume up 7 percent; dollar sales up 19 percent

The company reported fiscal 2008 second quarter net earnings of $77.6 million, up 14 percent from earnings of $68.0 million a year earlier. Diluted earnings per share for the quarter were $.56 this year compared to $.49 per share last year. Sales totaled $1.59 billion, up from $1.50 billion in fiscal 2007. For the six months ended April 27, 2008, net earnings were $165.7 million, or $1.20 per diluted share (up 17 percent), compared to $143.3 million a year ago or $1.03 per diluted share. Sales totaled $3.22 billion, up 7 percent, from $3.01 billion in the same period last year.

COMMENTARY

“It was a solid quarter for Hormel Foods. We were able to meet our company objectives for sales and earnings growth in the second quarter amidst a challenging operating environment,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer. “Our Refrigerated Foods segment led the way, as lower pork input costs combined with increased sales of value-added products provided a significant increase in earnings. Our Grocery Products segment also delivered higher than expected sales and earnings, aided by strong sales of the SPAM family of products and continued growth of the HORMEL COMPLEATS product line.”

“Jennie-O Turkey Store reported a significant decline in earnings as a result of a continued run-up in grain and fuel costs. The Specialty Foods segment also reported a decline in earnings, as a result of increased input and fuel costs. Our International segment had another excellent quarter, posting double-digit increases in dollar sales and earnings, primarily attributable to strong export sales of the SPAM family of products and fresh pork. Overall, our balanced model helped to stabilize earnings for the company even when two of our segments experienced a difficult operating environment.”

SEGMENT OPERATING HIGHLIGHTS – SECOND QUARTER

Grocery Products (15% of Net Sales, 32% of Total Operating Profit)

The Grocery Products segment reported a 6 percent increase in operating profit compared to last year. The SPAM family of products had another strong quarter with higher sales and profits due to improved promotional support, national media efforts and expanded distribution of SPAM Singles. Sales of HORMEL COMPLEATS microwave meals, HORMEL chili and DINTY MOORE stew also increased in the quarter. Sales of VALLEY FRESH products were down due to competitive pressures. Sales of ethnic products also declined due to lower volumes of CHI-CHI’S sauces and the rationalization of low margin business.

Refrigerated Foods (52% of Net Sales, 43% of Total Operating Profit)

The Refrigerated Foods segment had a strong quarter with operating profit up 26 percent compared to fiscal 2007. Lower hog input costs compared to last year led to higher margins in both value-added products and fresh pork. Sales and volumes also improved in key retail product lines such as HORMEL NATURAL CHOICE deli meats and HORMEL refrigerated entrees. Volumes in the Foodservice business unit were flat for the quarter. We have been able to offset some lost volumes in the casual dining segment by pursuing other channels. The acquisition of Burke Corporation also positively contributed to the second quarter results.

Jennie-O Turkey Store (18% of Net Sales, 9% of Total Operating Profit)

Operating profit declined 16 percent in the Jennie-O Turkey Store segment in the quarter despite an 8 percent increase in sales. Grain-related costs were $39 million higher compared to fiscal 2007. The increase in corn prices during the second quarter added a new layer of costs that were not fully recovered. Given the current market dynamics, we will be reducing our poult placements in our grow-out facilities by approximately 5%. We will also continue to pursue manufacturing efficiencies, customer and product rationalization, and pricing to improve profitability. Sales of value-added retail products continued to grow during the quarter, led by fresh tray pack, turkey burgers and marinated tenders. This helped offset softer sales of certain other value-added retail products, including pan roasts and turkey franks.

Specialty Foods (12% of Net Sales, 12% of Total Operating Profit)

The Specialty Foods segment reported operating profits down 5 percent compared to fiscal 2007.  Better results at the Century Foods International business unit from higher sales of nutritional jar and ready-to-drink products did not offset declines in the other business units. Profits declined in the Specialty Products business unit due to higher input costs and lower sales volumes of dry sausage. Diamond Crystal Brands was adversely affected by higher input costs and lower volumes.

All Other (3% of Net Sales, 4% of Total Operating Profit)

The All Other segment, which includes the International business unit, had another excellent quarter with operating profits up 20 percent.  Export sales and margins continued to be strong throughout the quarter, particularly for the SPAM family of products and fresh pork. Operating results in our China operations declined due to continued high hog input costs and lower export volumes.

OUTLOOK

“We are reconfirming our fiscal 2008 guidance range of $2.30-$2.40 per share. Although we hope to build on our solid first half results, we anticipate further pressure from increasing grain and energy costs. We also face some uncertainty regarding protein input costs. The strength of our core businesses, the growth of our value-added products and the ability of our people to adapt to changes in the business environment should allow us to meet our goals,” Ettinger said.

DIVIDENDS

Effective May 15, 2008, the Company paid its 319th consecutive quarterly dividend. The annual rate is $.74.

CONFERENCE CALL

A conference call will be Webcast at 9:00 a.m. CT on Thursday, May 22, 2008. Access is available at www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-218-0713. An audio replay is available by calling 800-405-2236 and entering access code 11113993#. The audio replay will be available beginning at 11:00 a.m. CT on Thursday, May. 22, 2008, through 11:59 p.m. CT on Friday, June 6, 2008. The Webcast replay will be available at 11:00 a.m. CT, Thursday, May 22, 2008, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past nine years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers and foodservice customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding Forward-Looking Statements and risk factors that appear on pages 24-29 in the Company’s 10Q for the fiscal quarter ended January 27, 2008, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2008 Second Quarter Segment Operating Results (in Thousands)

	SECOND QUARTER – 13 WEEKS ENDED
	April 27, 2008	April 29, 2007	% Change
NET SALES
Grocery Products	$233,464	$223,625	4.4
Refrigerated Foods	831,821	796,339	4.5
Jennie-O Turkey Store	291,889	270,044	8.1
Specialty Foods	182,534	169,069	8.0
All Other	54,376	45,520	19.5
Total	$1,594,084	$1,504,597	5.9

OPERATING PROFIT
Grocery Products	$41,611	$39,194	6.2
Refrigerated Foods	55,625	44,187	25.9
Jennie-O Turkey Store	11,708	13,949	(16.1)
Specialty Foods	15,513	16,281	(4.7)
All Other	5,843	4,866	20.1
Total segment operating profit	130,300	118,477	10.0
Net interest and investment income	(3,176)	(4,373)	27.4
General corporate expense	(5,747)	(5,562)	(3.3)
Income before tax	$121,377	$108,542	11.8

	YEAR TO DATE – 26 WEEKS ENDED
	April 27, 2008	April 29, 2007	% Change
NET SALES
Grocery Products	$460,879	$429,841	7.2
Refrigerated Foods	1,689,281	1,594,311	6.0
Jennie-O Turkey Store	583,338	546,658	6.7
Specialty Foods	371,321	346,148	7.3
All Other	110,430	91,722	20.4
Total	$3,215,249	$3,008,680	6.9

OPERATING PROFIT
Grocery Products	$77,980	$72,178	8.0
Refrigerated Foods	118,431	86,129	37.5
Jennie-O Turkey Store	46,512	43,920	5.9
Specialty Foods	33,806	34,323	(1.5)
All Other	14,868	11,340	31.1
Total segment operating profit	291,597	247,890	17.6
Net interest and investment income	(14,834)	(8,651)	(71.5)
General corporate expense	(16,075)	(15,189)	(5.8)
Income before tax	$260,688	$224,050	16.4

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	4-27-2008	4-29-2007	4-27-2008	4-29-2007

Net sales	$1,594,084	$1,504,597	$3,215,249	$3,008,680

Cost of products sold	1,217,445	1,158,711	2,436,591	2,303,357

GROSS PROFIT:	376,639	345,886	778,658	705,323

Expenses:
Selling and delivery	210,282	192,507	418,226	391,151

Administrative & general	42,625	40,433	88,100	82,343

TOTAL EXPENSES:	252,907	232,940	506,326	473,494

Equity in earnings of affiliates	821	(31)	3,190	872

OPERATING INCOME:	124,553	112,915	275,522	232,701

Other income & expenses:
Interest & investment income (loss)	3,253	2,625	(1,685)	4,705

Interest expense	(6,429)	(6,998)	(13,149)	(13,356)

EARNINGS BEFORE INCOME TAXES:	121,377	108,542	260,688	224,050

Provision for income taxes	43,816	40,541	94,946	80,724
(effective tax rate)	36.10%	37.35%	36.42%	36.03%

NET EARNINGS	$77,561	$68,001	$165,742	$143,326

NET EARNINGS PER SHARE
Basic	$.57	$.49	$1.22	$1.04
Diluted	$.56	$.49	$1.20	$1.03

WGHT AVG SHARES OUT
Basic	135,652	137,743	135,679	137,638
Diluted	137,620	139,711	137,643	139,639

DIVIDENDS DECLARED PER SHARE	$.185	$.15	$.37	$.30

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	April 27, 2008	October 28, 2007
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$107,156	$149,749
Accounts receivable	351,564	366,621
Inventories	750,483	646,968
Federal income taxes	15,686	0
Deferred income taxes	47,995	52,583
Prepaid expenses & other current assets	28,084	15,804

TOTAL CURRENT ASSETS	1,300,968	1,231,725

INTANGIBLES	757,882	757,993

OTHER ASSETS	440,839	437,331

PROPERTY, PLANT & EQUIPMENT, NET	971,459	966,601

TOTAL ASSETS	$3,471,148	$3,393,650

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$553,115	$664,777

LONG-TERM DEBT – LESS CURRENT MATURITIES	350,000	350,005

OTHER LONG-TERM LIABILITIES	539,247	494,085

SHAREHOLDERS’ INVESTMENT	2,028,786	1,884,783

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,471,148	$3,393,650

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended
	4-27-2008	4-29-2007
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$165,742	$143,326
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	57,823	56,779
Amortization of intangibles	6,148	5,863
Equity in earnings of affiliates	(4,587)	(1,466)
Provision for deferred income taxes	(8,492)	(3,013)
Loss on property/equipment sales and plant facilities	1,377	69
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	15,057	24,814
Increase in inventories, prepaid expenses, and other current assets	(85,392)	(73,348)
(Increase) Decrease in pension assets	(398)	4,330
Decrease in accounts payable, accrued expenses, and pension and post-retirement benefits	(32,346)	(74,132)
Other	243	5,564
NET CASH PROVIDED BY OPERATING ACTIVITIES	115,175	88,786

INVESTING ACTIVITIES
Sale of available-for-sale securities	146,308	284,850
Purchase of available-for-sale securities	(155,207)	(298,625)
Acquisitions of businesses / intangibles	(3,920)	(13,618)
Purchases of property / equipment	(67,941)	(69,961)
Proceeds from sales of property / equipment	1,604	2,824
Decrease (Increase) in investments, equity in affiliates, and other assets	12,300	(21,134)
NET CASH USED IN INVESTING ACTIVITIES	(66,856)	(115,664)

FINANCING ACTIVITIES
Proceeds from short-term debt	25,000	15,000
Principal payments on short-term debt	(70,000)	(17,576)
Principal payments on long-term debt	(54)	(6,304)
Dividends paid on common stock	(45,469)	(39,881)
Share repurchase	(21,927)	(11,706)
Other	21,538	8,858
NET CASH USED IN FINANCING ACTIVITIES	(90,912)	(51,609)
DECREASE IN CASH AND CASH EQUIVALENTS	(42,593)	(78,487)
Cash and cash equivalents at beginning of year	149,749	172,485
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$107,156	$93,998